EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d—1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the beneficial ownership of common stock, par value $0.04 per share, of Emergent Group Inc. is being filed with the Securities and Exchange Commission on behalf of each of them.

Dated: February 16, 2011

Universal Hospital Services, Inc.

	By:	/s/ Gary D. Blackford
Gary D. Blackford
Chief Executive Officer

Sunrise Merger Sub, Inc.

	By:	/s/ Gary D. Blackford
Gary D. Blackford
President